Exhibit 99.1

Kohl’s Declares Quarterly Dividend

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)—November 9, 2022—The Board of Directors of Kohl’s Corporation (NYSE:KSS) today declared a regular quarterly dividend of $0.50 per share on the Company’s common stock. The dividend is payable December 21, 2022, to shareholders of record at the close of business on December 7, 2022.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl's App, Kohl's offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company's environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com